Exhibit 99.1

Home Bancorp Announces 2019 First Quarter Results And Increases Quarterly Dividend By 5%

LAFAYETTE, La., April 23, 2019 /PRNewswire/ -- Home Bancorp, Inc. (Nasdaq: "HBCP") (the "Company"), the parent company for Home Bank, N.A. (the "Bank") (www.home24bank.com), reported results for the first quarter of 2019. Net income for the first quarter of 2019 was $7.9 million, or $0.85 per diluted common share ("EPS"), compared to $8.1 million, or $0.87 EPS, for the fourth quarter of 2018.

Key performance metrics for the first quarter of 2019 include:

  Income before income tax expense increased $501,000, or 6%, compared to the previous quarter;
  Return on average assets, return on average equity and return on average tangible common equity were 1.48%, 10.45% and 13.86%, respectively;
  Loans declined $786,000 as CRE growth was offset by paydowns in other loan categories;
  Led by growth in certificates of deposit, total deposits were up $44.3 million, or 3%;
  The net interest margin was 4.41%, a decline of 16 basis points as deposit costs increased and loan yields declined;
  Nonperforming assets increased $3.1 million driven by acquired loans;
  Share repurchases totaled 134,005 shares at an average price of $35.71 per share; and
  Bank capital remained strong with the Tier 1 leverage and total risk-based capital ratios of 10.93% and 15.21%, respectively.

"Despite headwinds in the interest rate environment," stated John W. Bordelon, President and Chief Executive Officer of the Company and the Bank, "we posted a healthy ROA and ROE and continue to have a strong net interest margin."

"The second quarter promises to be an exciting one as we open an additional branch in Baton Rouge and relocate two existing branches to more prominent locations," continued Bordelon. "These branch moves give us greater access to highly-coveted businesses and individuals along the I-10/I-12 corridor."

The Company also announced that its Board of Directors increased its quarterly cash dividend on shares of its common stock to $0.21 per share payable on May 17, 2019, to shareholders of record as of May 6, 2019.

Loans and Credit Quality

Loans totaled $1.6 billion at March 31, 2019, a decrease of $786,000, from December 31, 2018. Growth in commercial real estate loans (up $20.9 million), was offset by paydowns in several other loan categories.

The following table sets forth the composition of the Company's loan portfolio as of the dates indicated.

	March 31,	December 31,	Increase/(Decrease)
(dollars in thousands)	2019	2018	Amount	Percent
Real estate loans:
One- to four-family first mortgage	$441,921	$450,363	$(8,442)	(2)%
Home equity loans and lines	80,598	83,976	(3,378)	(4)
Commercial real estate	661,446	640,575	20,871	3
Construction and land	193,541	193,597	(56)	-
Multi-family residential	46,055	54,455	(8,400)	(15)
Total real estate loans	1,423,561	1,422,966	595	-
Other loans:
Commercial and industrial	174,405	172,934	1,471	1
Consumer	51,002	53,854	(2,852)	(5)
Total other loans	225,407	226,788	(1,381)	(1)
Total loans	$1,648,968	$1,649,754	$(786)	-%

Nonperforming assets ("NPAs"), excluding purchased credit impaired loans, totaled $29.1 million at March 31, 2019, an increase of $3.1 million, or 12%, compared to December 31, 2018. The ratio of NPAs to total assets was 1.32% at March 31, 2019, compared to 1.21% at December 31, 2018. The rise in NPAs during the first quarter was due primarily to three acquired loan relationships. Management believes it has sufficient fair-value discounts recorded on acquired loan portfolios to absorb any additional losses that may be associated with these loans.

The Company recorded net loan charge-offs of $168,000 during the first quarter of 2019, compared to net loan charge-offs of $1.0 million for the fourth quarter of 2018. The Company's provision for loan losses for the first quarter of 2019 was $390,000, compared to $1.6 million for the fourth quarter of 2018. The decrease in the provision for loan losses during the first quarter was primarily due to paydowns in the portfolio and modestly improved economic conditions across the Company's major markets.

The ratio of the allowance for loan losses to total loans was 1.00% at March 31, 2019, compared to 0.99% at December 31, 2018. Excluding acquired loans, the ratio of the allowance for loan losses to total loans was 1.34% at March 31, 2019, compared to 1.36% at December 31, 2018.

Direct Energy Exposure

The outstanding balance of direct loans to borrowers in the energy sector totaled $43.0 million, or 3% of total outstanding loans, at March 31, 2019, compared to $45.6 million, or 3% of total outstanding loans, at December 31, 2018. Unfunded loan commitments to customers in the energy sector totaled $7.4 million at March 31, 2019, compared to $10.1 million at December 31, 2018. At March 31, 2019, loans constituting 93% of the balance of our direct energy-related portfolio were performing in accordance with their original loan agreements. The Company holds no shared national credits.

The allowance for loan losses attributable to originated direct energy-related loans totaled 2.43% of the outstanding balance of originated energy-related portfolio at March 31, 2019, compared to 2.39% at December 31, 2018.

Deposits

Total deposits were $1.8 billion at March 31, 2019, an increase of $44.3 million, or 3%, compared to December 31, 2018. Deposits increased due primarily to rate specials on certificates of deposit.

The following table sets forth the composition of the Company's deposits as of the dates indicated.

	March 31,	December 31,	Increase/(Decrease)
(dollars in thousands)	2019	2018	Amount	Percent
Demand deposits	$442,940	$438,146	$4,794	1%
Savings	202,762	201,393	1,369	1
Money market	291,747	295,705	(3,958)	(1)
NOW	501,126	486,979	14,147	3
Certificates of deposit	378,973	350,994	27,979	8
Total deposits	$1,817,548	$1,773,217	$44,331	3%

Share Repurchases

The Company repurchased 134,005 shares of its common stock during the first quarter of 2019 at an average price per share of $35.71 under the Company's outstanding share repurchase plan. An additional 202,077 shares remain eligible for purchase under the current repurchase plan. The book value per share and tangible book value per share of the Company's common stock was $32.62 and $25.69, respectively, at March 31, 2019.

Net Interest Income

Net interest income for the first quarter of 2019 totaled $21.7 million, a decrease of $933,000, or 4%, compared to the fourth quarter of 2018. On a linked quarter basis, net interest income decreased primarily due to a $657,000 decrease in income on loans and a $397,000 increase in interest expense on deposits. Loan interest income decreased primarily due to a decline in the average balance of acquired loans (which reduced interest income approximately $400,000) and a $350,000 decline in accretion income. The Company's net interest margin was 4.41% for the first quarter of 2019, 16 basis points lower than the fourth quarter of 2018, primarily due to the changes in income on loans and the cost of deposits.

The following table sets forth the Company's average volume and rate of its interest-earning assets and interest-bearing liabilities for the periods indicated. Taxable equivalent ("TE") yields on investment securities are calculated using a marginal tax rate of 21%.

	For the Three Months Ended
	March 31, 2019			December 31, 2018
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Interest-earning assets:
Loans receivable
Originated loans	$1,106,230	$14,943	5.42%	$1,060,098	$14,725	5.46%
Acquired loans	543,396	8,255	6.11	573,829	9,130	6.27
Total loans receivable	1,649,626	23,198	5.64	1,633,927	23,855	5.75
Investment securities (TE)	272,745	1,808	2.71	276,812	1,758	2.60
Other interest-earning assets	55,550	363	2.65	43,503	290	2.65
Total interest-earning assets	$1,977,921	$25,369	5.15%	$1,954,242	$25,903	5.23%

Interest-bearing liabilities:
Deposits:
Savings, checking, and money market	$983,184	$2,006	0.83%	$980,045	$1,866	0.76%
Certificates of deposit	367,614	1,325	1.46	344,729	1,068	1.23
Total interest-bearing deposits	1,350,798	3,331	1.00	1,324,774	2,934	0.88
Other borrowings	5,539	53	3.89	4,877	47	3.79
FHLB advances	58,195	263	1.81	59,025	267	1.81
Total interest-bearing liabilities	$1,414,532	$3,647	1.04%	$1,388,676	$3,248	0.93%

Net interest spread (TE)			4.11%			4.30%
Net interest margin (TE)			4.41%			4.57%

Noninterest Income

Noninterest income for the first quarter of 2019 totaled $3.2 million, a decrease of $114,000, or 3%, compared to the fourth quarter of 2018. Services fees and charges were down primarily due to lower overdraft fees. Bank card fees and gain on sale of loans were down primarily due to seasonal factors.

Noninterest Expense

Noninterest expense for the first quarter of 2019 totaled $15.3 million, a decrease of $326,000, or 2%, compared to the fourth quarter of 2018. The decrease primarily resulted from lower data processing and communication and compensation and benefits expenses.

Income Tax Expense

Income tax expense for the first quarter of 2019 totaled $1.3 million, an increase of $700,000, or 114%, compared to the fourth quarter of 2018. The Company's effective tax rate for the first quarter of 2019 equaled 14.3% due primarily to elevated levels of stock option exercises. These options, which were associated with the 2009 stock option plan, were set up to expire in May 2019. Such option exercises reduced income tax expense by $514,000 during the first quarter.

The effective tax rate for the fourth quarter of 2018 was 7.1%, which included a one-time reduction of $819,000 due to an updated analysis of the Company's depreciation of certain assets as a result of a cost segregation study. In addition, income tax expense for the fourth quarter of 2018 included the full-year effect ($400,000) of recurring tax credits related to an investment in a Federal New Market Tax Credit ("NMTC"). The savings related to the NMTC are expected to be achieved annually for the next six years, including 2019.

Non-GAAP Reconciliation

	For the Three Months Ended
(dollars in thousands, except per share data)	March 31, 2019	December 31, 2018	March 31, 2018
Reported net income	$7,890	$8,089	$7,463
Add: CDI amortization, net tax	324	346	397
Non-GAAP tangible income	$8,214	$8,435	$7,860

Total Assets	$2,202,675	$2,153,658	$2,206,854
Less: Intangible assets	65,645	66,055	67,499
Non-GAAP tangible assets	$2,137,030	$2,087,603	$2,139,355

Total shareholders' equity	$308,935	$304,040	$283,089
Less: Intangible assets	65,645	66,055	67,499
Non-GAAP tangible shareholders' equity	$243,290	$237,985	$215,590

Originated loans	$1,108,655	$1,095,160	$963,146
Acquired loans	540,313	554,594	678,124
Total loans	$1,648,968	$1,649,754	$1,641,270

Originated allowance for loan losses	$14,829	$14,859	$13,488
Acquired allowance for loan losses	1,741	1,489	781
Total allowance for loan losses	$16,570	$16,348	$14,269

Return on average equity	10.45%	10.72%	10.74%
Add: Average intangible assets	3.41	3.64	4.15
Non-GAAP return on tangible common equity	13.86%	14.36%	14.89%

Common equity ratio	14.03%	14.12%	12.83%
Less: Intangible assets	2.65	2.72	2.75
Non-GAAP tangible common equity ratio	11.38%	11.40%	10.08%

Book value per share	$32.62	$32.14	$30.09
Less: Intangible assets	6.93	6.98	7.18
Non-GAAP tangible book value per share	$25.69	$25.16	$22.91

This news release contains financial information determined by methods other than in accordance with generally accepted accounting principles ("GAAP"). The Company's management uses this non-GAAP financial information in its analysis of the Company's performance. In this news release, information is included which excludes acquired loans and intangible assets. Management believes the presentation of this non-GAAP financial information provides useful information that is helpful to a full understanding of the Company's financial position and operating results. This non-GAAP financial information should not be viewed as a substitute for financial information determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP financial information presented by other companies.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Home Bancorp's Annual Report on Form 10-K for the year ended December 31, 2018, describes some of these factors, including risk elements in the loan portfolio, the level of the allowance for losses on loans, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

HOME BANCORP, INC. AND SUBSIDIARY
CONDENSED STATEMENTS OF FINANCIAL CONDITION
(unaudited)

	March 31,	December 31,	%	March 31,
(dollars in thousands)	2019	2018	Change	2018
Assets
Cash and cash equivalents	$ 103,786	$ 59,618	74%	$ 124,142
Interest-bearing deposits in banks	694	939	(26)	2,421
Investment securities available for sale, at fair value	267,310	260,131	3	263,170
Investment securities held to maturity	9,110	10,872	(16)	12,950
Mortgage loans held for sale	1,986	2,086	(5)	1,311
Loans, net of unearned income	1,648,968	1,649,754	-	1,641,270
Allowance for loan losses	(16,570)	(16,348)	1	(14,269)
Total loans, net of allowance for loan losses	1,632,398	1,633,406	-	1,627,001
Office properties and equipment, net	47,030	47,124	-	45,203
Cash surrender value of bank-owned life insurance	29,725	29,560	1	29,065
Goodwill and core deposit intangibles	65,645	66,055	(1)	67,499
Accrued interest receivable and other assets	44,991	43,867	3	34,092
Total Assets	$ 2,202,675	$ 2,153,658	2	$ 2,206,854

Liabilities
Deposits	$ 1,817,548	$ 1,773,217	3%	$ 1,839,205
Other borrowings	5,539	5,539	-	-
Federal Home Loan Bank advances	57,889	58,698	(1)	70,888
Accrued interest payable and other liabilities	12,764	12,164	5	13,672
Total Liabilities	1,893,740	1,849,618	2	1,923,765

Shareholders' Equity
Common stock	95	95	-%	94
Additional paid-in capital	169,091	168,243	1	165,991
Common stock acquired by benefit plans	(3,443)	(3,539)	(3)	(3,829)
Retained earnings	143,998	141,447	2	123,571
Accumulated other comprehensive income	(806)	(2,206)	63	(2,738)
Total Shareholders' Equity	308,935	304,040	2	283,089
Total Liabilities and Shareholders' Equity	$ 2,202,675	$ 2,153,658	2	$ 2,206,854

HOME BANCORP, INC. AND SUBSIDIARY
CONDENSED STATEMENTS OF INCOME
(unaudited)

	For The Three Months Ended March 31,		%	For The Three Months Ended	%
(dollars in thousands except per share data)	2019	2018	Change	December 31, 2018	Change
Interest Income
Loans, including fees	$ 23,198	$ 22,804	2%	$ 23,855	(3)%
Investment securities	1,808	1,495	21	1,758	3
Other investments and deposits	363	426	(15)	290	25
Total interest income	25,369	24,725	3	25,903	(2)

Interest Expense
Deposits	3,331	1,902	75%	2,934	14%
Other borrowings expense	53	-	-	47	13
Federal Home Loan Bank advances	263	318	(17)	267	(1)
Total interest expense	3,647	2,220	64	3,248	12
Net interest income	21,722	22,505	(3)	22,655	(4)
Provision for loan losses	390	964	(60)	1,612	(76)
Net interest income after provision for loan losses	21,332	21,541	(1)	21,043	1

Noninterest Income
Service fees and charges	1,467	1,655	(11)%	1,558	(6)%
Bank card fees	1,061	1,099	(3)	1,089	(3)
Gain on sale of loans, net	155	207	(25)	258	(40)
Income from bank-owned life insurance	165	161	2	166	(1)
(Loss) gain on sale of assets, net	(1)	145	(101)	(130)	99
Other income	318	215	48	338	(6)
Total noninterest income	3,165	3,482	(9)	3,279	(3)

Noninterest Expense
Compensation and benefits	9,098	8,941	2%	9,304	(2)%
Occupancy	1,606	1,675	(4)	1,603	-
Marketing and advertising	271	281	(4)	370	(27)
Data processing and communication	1,422	1,679	(15)	1,819	(22)
Professional fees	239	286	(16)	263	(9)
Forms, printing and supplies	161	357	(55)	162	(1)
Franchise and shares tax	399	365	9	(61)	754
Regulatory fees	307	379	(19)	382	(20)
Foreclosed assets, net	241	103	134	150	61
Amortization of acquisition intangible	410	502	(18)	438	(6)
Other expenses	1,137	1,022	11	1,187	(4)
Total noninterest expense	15,291	15,590	(2)	15,617	(2)
Income before income tax expense	9,206	9,433	(2)	8,705	6
Income tax expense	1,316	1,970	(33)	616	114
Net income	$ 7,890	$ 7,463	6	$ 8,089	(2)

Earnings per share - basic	$ 0.86	$ 0.83	4%	$ 0.89	(3)%
Earnings per share - diluted	$ 0.85	$ 0.81	5	$ 0.87	(2)

Cash dividends declared per common share	$ 0.20	$ 0.15	33%	$ 0.20	-%

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY FINANCIAL INFORMATION
(unaudited)

	For The Three Months Ended			For The Three
	March 31,		%	Months Ended	%
(dollars in thousands except per share data)	2019	2018	Change	December 31, 2018	Change

EARNINGS DATA
Total interest income	$ 25,369	$ 24,725	3%	$ 25,903	(2)%
Total interest expense	3,647	2,220	64	3,248	12
Net interest income	21,722	22,505	(3)	22,655	(4)
Provision for loan losses	390	964	(60)	1,612	(76)
Total noninterest income	3,165	3,482	(9)	3,279	(3)
Total noninterest expense	15,291	15,590	(2)	15,617	(2)
Income tax expense	1,316	1,970	(33)	616	114
Net income	$ 7,890	$ 7,463	6	$ 8,089	(2)

AVERAGE BALANCE SHEET DATA
Total assets	$ 2,166,317	$ 2,204,910	(2)%	$ 2,137,770	1%
Total interest-earning assets	1,977,921	2,010,668	(2)	1,954,242	1
Total loans	1,649,626	1,647,503	0	1,633,927	1
Total interest-bearing deposits	1,350,798	1,386,939	(3)	1,324,774	2
Total interest-bearing liabilities	1,414,532	1,458,133	(3)	1,388,676	2
Total deposits	1,786,181	1,845,190	(3)	1,771,539	1
Total shareholders' equity	306,240	281,853	9	299,339	2

SELECTED RATIOS (1)
Return on average assets	1.48%	1.37%	8%	1.50%	(1)%
Return on average equity	10.45	10.74	(3)	10.72	(3)
Common equity ratio	14.03	12.83	9	14.12	(1)
Efficiency ratio (2)	61.44	59.99	2	60.22	2
Average equity to average assets	14.14	12.78	11	14.00	1
Tier 1 leverage capital ratio(3)	10.93	9.57	14	11.15	(2)
Total risk-based capital ratio(3)	15.21	13.84	10	15.54	(2)
Net interest margin (4)	4.41	4.49	(2)	4.57	(4)

SELECTED NON-GAAP RATIOS (1)
Tangible common equity ratio(5)	11.38%	10.08%	13%	11.40%	-%
Return on average tangible common equity(6)	13.86	14.89	(7)	14.36	(3)

PER SHARE DATA
Earnings per share - basic	$ 0.86	$ 0.83	4	$ 0.89	(3)%
Earnings per share - diluted	0.85	0.81	5	0.87	(2)
Book value at period end	32.62	30.09	8	32.14	1
Tangible book value at period end	25.69	22.91	12	25.16	2
Shares outstanding at period end	9,471,857	9,409,261	1%	9,459,050	-
Weighted average shares outstanding
Basic	9,123,786	9,011,535	1%	9,118,874	-%
Diluted	9,247,851	9,269,178	0	9,304,636	(1)

(1)	With the exception of end-of-period ratios, all ratios are based on average daily balances during the respective periods.
(2)	The efficiency ratio represents noninterest expense as a percentage of total revenues. Total revenues is the sum of net interest income and noninterest income.
(3)	Estimated capital ratios are end of period ratios for the Bank only.
(4)	Net interest margin represents net interest income as a percentage of average interest-earning assets. Taxable equivalent yields are calculated using a marginal tax rate of 21%.
(5)	Tangible common equity ratio is common shareholders' equity less intangible assets divided by total assets less intangible assets. See "Non-GAAP Reconciliation" for additional information.
(6)

Return on average tangible common equity is net income plus amortization of core deposit intangible, net of taxes, divided by average common shareholders' equity less average intangible assets. See "Non-GAAP Reconciliation" for additional information.

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY CREDIT QUALITY INFORMATION
(unaudited)

	March 31, 2019			December 31, 2018			March 31, 2018
(dollars in thousands)	Acquired	Originated	Total	Acquired	Originated	Total	Acquired	Originated	Total
CREDIT QUALITY(1)
Nonaccrual loans (2)	$ 11,733	$ 14,838	$ 26,571	$ 9,032	$ 15,380	$ 24,412	$ 3,906	$ 23,407	$ 27,313
Accruing loans past due 90 days and over	-	-	-	-	-	-	-	-	-
Total nonperforming loans	11,733	14,838	26,571	9,032	15,380	24,412	3,906	23,407	27,313
Foreclosed assets	2,336	145	2,481	1,412	146	1,558	436	107	543
Total nonperforming assets	14,069	14,983	29,052	10,444	15,526	25,970	4,342	23,514	27,856
Performing troubled debt restructurings	219	1,131	1,350	289	1,117	1,406	1,068	606	1,674
Total nonperforming assets and troubled debt restructurings	$ 14,288	$ 16,114	$ 30,402	$ 10,733	$ 16,643	$ 27,376	$ 5,410	$ 24,120	$ 29,530

Nonperforming assets to total assets			1.32%			1.21%			1.26%
Nonperforming loans to total assets			1.21			1.13			1.24
Nonperforming loans to total loans			1.61			1.48			1.66
Allowance for loan losses to nonperforming assets			57.04			62.95			51.22
Allowance for loan losses to nonperforming loans			62.36			66.97			52.24
Allowance for loan losses to total loans			1.00			0.99			0.87

Year-to-date loan charge-offs			$ 180			$ 2,581			$ 1,526
Year-to-date loan recoveries			12			179			24
Year-to-date net loan charge-offs			$ 168			$ 2,402			$ 1,502
Annualized YTD net loan charge-offs to average loans			0.04%			0.15%			0.37%

(1)

Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due. Purchased credit impaired loans accounted for in pools with an accretable yield are considered to be performing and are excluded from nonperforming loans. Nonperforming assets consist of nonperforming loans and repossessed assets.  It is our policy to cease accruing interest on loans 90 days or more past due. Repossessed assets consist of assets acquired through foreclosure or acceptance of title in-lieu of foreclosure.

(2)

Nonaccrual loans include originated restructured loans placed on nonaccrual totaling $9.9 million, $10.3 million and $14.7 million at March 31, 2019, December 31, 2018 and March 31, 2018, respectively. Restructured acquired loans after the acquisition date placed on nonaccrual totaled $1.2 million, $4.2 million and $964,000 at March 31, 2019, December 31, 2018 and March 31, 2018, respectively.

CONTACT: John W. Bordelon, President and CEO, (337) 237-1960